EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
The following entities, unless otherwise indicated, are wholly-owned direct or indirect subsidiaries of the Registrant as of December 31, 2008:

State or Country
	Name	of Organization

1.	Baker Global Project Services, Inc.	Delaware
2.	Baker Holding Corporation	Delaware
3.	Baker/OTS, Inc.	Delaware
4.	Michael Baker International, Inc.	Delaware
5.	Michael Baker Architects/Engineers, P.C.	New Jersey
6.	Michael Baker Engineering, Inc.	New York
7.	Michael Baker Global, Inc.	Pennsylvania
8.	Michael Baker Jr., Inc.	Pennsylvania
9.	Baker/MO Services, Inc.	Texas
10.	Vermont General Insurance Company	Vermont
11.	Baker Energy International, Ltd.	Cayman Islands
12.	Baker O&M International, Ltd.	Cayman Islands
13.	Baker/OTS International, Inc.	Cayman Islands
14.	Overseas Technical Services (Middle East) Ltd.	Cayman Islands
15.	Michael Baker de Mexico S.A. de C.V.	Mexico
16.	Baker/OTS Ltd.	United Kingdom
17.	OTS International Training Services Ltd.	United Kingdom
18.	Overseas Technical Services (Harrow) Ltd.	United Kingdom
19.	SD Forty-Five Ltd.	United Kingdom
20.	OTS Finance and Management Ltd.	Vanuatu
21.	Overseas Technical Services International, Ltd.	Vanuatu